EXHIBIT 99.1
For Immediate Release

Thursday, October 26, 2006

For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2006 Third Quarter and Nine Month Operating Results (unaudited)

Pittsburgh, PA, Thursday, October 26, 2006 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $1,201,000 or $0.13 per share for the third quarter ended September 30, 2006 and net income of $3,756,000 or $0.39 per share for the nine months ended September 30, 2006 on average basic and diluted shares outstanding of 9,601,779 for both periods. Earnings for the three months ended September 30, 2006 were negatively affected by $131,000 or slightly more than $.01 per share for two non-recurring items. The Company recorded an impairment charge of $66,000, net of income taxes, for the write-down of non-operating assets at its Troy, New York property during the three months ended September 30, 2006. Additionally, earnings for the current quarter were negatively affected by $65,000, net of income taxes, for costs associated with the Company's restructuring of its operations in the United Kingdom, which includes certain employee termination costs resulting from the closing of two of the Company's four operating locations. These results compare to unaudited net income of $1,713,000 or $0.18 per share for the third quarter ended September 30, 2005 and $4,426,000 or $0.46 per share for the nine months ended September 30, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. Net sales during the third quarter 2006 increased to $24.3 million compared to $24.2 million during the third quarter of 2005. Net sales for the nine months ended September 30, 2006 increased to $76.4 million compared to $69.1 million for the same 2005 period.

Mr. Richard J. Jarosinski, President and Chief Executive Officer, said, "We are pleased with our continued growth in sales and we enter the fourth quarter of 2006 with a record backlog for this period. The decrease in our net income for the quarter ended September 30, 2006, reflects a number of strategic actions taken that are expected to result in improved profitability in the future. The consolidation of our United Kingdom operations, from four to two locations, is expected to be complete by the end of 2006. Even though our United Kingdom operations are performing well this year, the consolidation of the material handling operation in Leicester and the rail operation in Sheffield should further improve profitability for both product lines. The Coronet Rail acquisition in April 2006 is expected to increase sales of our rail product line in our United Kingdom segment to an anticipated $12 million annually, which is approximately equal to the material handling product line. Additionally, we invested in new technology and equipment for our Canadian rail anchor operation and worked through most of the debugging issues during the third quarter of 2006. We should see benefits from this project beginning in 2007 as we anticipate lower production costs and improvements in operating efficiency, which should enable us to increase both sales and profitability. We have

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initiatives underway to reduce our selling, general and administrative expenses, while continuing to fund high priority research and development projects at our Salient Systems and Kelsan Technologies business units.

Mr. Jarosinski continued, "Our most recent acquisition of the Vulcan Chain railroad product line should strengthen our Shipping Systems Division and increase the workload at our Huntington, West Virginia manufacturing facility. We will also use this opportunity to reorganize and improve a number of our track component operations in Huntington. In summary, we have a significant number of initiatives underway to ensure that our profitability improves as our sales grow. We believe that these initiatives along with our recent acquisitions will promote our strategy of strengthening our core track component and load securement product lines, and our higher-technology friction management and wayside fault detection and data management products and services."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company manufactures railway products and material handling equipment in the United Kingdom with operations in Wrexham, Wales, Leicester, England and Stone, England. The Company also manufactures railway products at its location in Sheffield, England (Coronet Rail). Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended June 30, 2006 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)

                                                             Three Months Ended             Nine Months Ended
                                                               September 30,                  September 30,
                                                       --------------------------------------------------------------
                                                            2006           2005           2006            2005
                                                       --------------------------------------------------------------
                                                                (Unaudited)                    (Unaudited)
    Net sales                                            $   24,282     $   24,191     $   76,369     $   69,098
    Cost of sales                                            16,639         16,336         53,403         46,946
                                                       --------------------------------------------------------------
    Gross profit                                              7,643          7,855         22,966         22,152

    Selling, general and administrative                       5,524          4,862         16,226         14,607
    Amortization expense                                        218            177            636            516
                                                       --------------------------------------------------------------
    Operating income                                          1,901          2,816          6,104          7,029

    Interest expense                                            287            193            792            665
    Other expense, net                                          102            175            173            140
                                                       --------------------------------------------------------------
    Income before income taxes                                1,512          2,448          5,139          6,224
    Provision for income taxes                                  311            735          1,383          1,798
                                                       --------------------------------------------------------------
    Net income                                           $    1,201     $    1,713     $    3,756     $    4,426
                                                       ==============================================================
    Earnings per share
        Basic and diluted                                $     0.13     $     0.18     $     0.39     $     0.46

    Average basic and diluted shares outstanding          9,601,779      9,601,779      9,601,779      9,601,779

         Consolidated Condensed Balance Sheets
         (In thousands)

                                                                   September 30,              December 31,
                                                                       2006                       2005
                                                                --------------------       -------------------
                                                                    (Unaudited)                (Audited)
    Assets
    Current assets                                              $      46,240                $   41,358
    Property, plant and equipment, net                                 12,512                    12,173
    Goodwill and other intangibles, net                                40,737                    35,020
    Other assets                                                          511                       318
                                                                --------------------       -------------------
        Total assets                                            $     100,000                $   88,869
                                                                ====================       ===================

    Liabilities and Shareholders' Equity

    Current liabilities                                         $      20,751                $   15,943
    Other liabilities and long-term debt obligations                   26,210                    22,478
    Shareholders' equity                                               53,039                    50,448
                                                                --------------------       -------------------
        Total liabilities and shareholders' equity              $     100,000                 $   88,869
                                                                ====================       ===================